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                                                                     Exhibit 5.1






                               January 8, 1999


Uniphase Corporation
163 Baypointe Parkway
San Jose, California 95134

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Uniphase Corporation (the "Company") with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 418,490 shares of the Company's Common Stock, $.001 par value (the "Broadband Plan Shares") which will be issuable under the Broadband Communication Products, Inc. 1992 Key Employee Incentive Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Nonqualified Stock Option (collectively, the "Broadband Plans").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Plans and the authorization of the issuance of the Broadband Plan Shares under the Plan and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Broadband Plan Shares, when issued and outstanding pursuant to the terms of the Broadband Plans, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/ Morrison & Foerster LLP